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                                                                   Exhibit 3.117

                            CERTIFICATE OF FORMATION
                                       OF
                               PSI CROSSINGS, LLC

            The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act", hereby certifies that:

            FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is PSI Crossings, LLC

            SECOND: The address of the registered office of the limited liability company in the State of Delaware is 9 East Loockerman Street, Suite 1B, Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at the registered office is National Registered Agents, Inc.

            THIRD: The principal office address of the limited liability company is 840 Crescent Center Drive, Suite 460, Franklin, Williamson County, Tennessee 37067.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 17th day of December, 2004.

                                                            /s/ E. Brent Hill
                                                            --------------------
                                                            E. Brent Hill, Esq.
                                                            Authorized Person